Exhibit 99.1

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES THE ACQUISITION OF FLYWHEEL SPORTS, INC.’S STUDIO BUSINESS

SECURES $50 MILLION IN SECOND LIEN LOAN IN CONJUNCTION WITH PROPOSED TERM LOAN REFINANCING

NEW YORK -- (Business Wire) -- January 6, 2020 -- Town Sports International Holdings, Inc. ("TSI" or the "Company") (Nasdaq: CLUB), a diversified holding company and one of the largest owners and operators of fitness clubs in the Northeast, announced today that it entered into an agreement to acquire the studio business of Flywheel Sports, Inc. (“Flywheel”). The acquisition is expected to close in the first quarter of 2020, upon satisfaction of customary closing conditions. Established in 2010, Flywheel revolutionized competitive indoor cycling. Flywheel has expanded to 29 locations across the United States and multiple modalities and content, including its acclaimed results-driven indoor cycling and off-bike precision training workouts, including “FlyBarre” and “FlyFIT”.

"Flywheel is an iconic name in the fitness industry and this acquisition accelerates TSI’s strategic plan as we continue to upgrade our club network and offer more value to our members. The Flywheel acquisition fits perfectly into TSI’s strategy as it enables us to elevate our members’ fitness experience by offering a luxury, boutique product while elevating their fitness routines, along with the benefits of additional formats and locations. We look forward to integrating and adopting Flywheel’s five star standards and operational excellence within TSI as we raise the operational and service standards at all TSI locations,” said Patrick Walsh, TSI’s Chairman and CEO.

Walsh continued, “Through this acquisition, TSI plans to enhance the gym experience, similar to the industry’s aggregators, and offer more variety in content, locations and experience for a lower cost.”

"Much has been written about the changes the fitness industry is currently undergoing,” said Darren Richman, co-Founder of Kennedy Lewis Investment Management, Flywheel’s current owner. “As in the case of providers like Netflix who reimagined the importance of content, and the need to provide customers with more for less, we think that Patrick is following the exact same path at TSI in the fitness space. He is facilitating the delivery of more fitness modalities and content for value conscious consumers.”

TSI is expected to benefit from enhanced revenue potential as the Company provides its over 600,000 members access to Flywheel’s boutique facilities through packaged membership options. Flywheel’s more than 300,000 members will also benefit from similar membership packages as more than half of Flywheel locations are within two miles of a TSI location.

As part of the acquisition, Kennedy Lewis has agreed to provide seller financing of $25 million in the form of a second lien loan. Kennedy Lewis has also agreed to assist with the refinancing of TSI’s existing term loan, with a follow-on commitment of up to $25 million of additional second lien debt. The closing and follow on commitment is conditioned upon TSI’s ability to reach acceptable terms with its existing term loan lenders. Until the acquisition closes, TSI and Flywheel have agreed to cross-market each other’s products.

About Town Sports International Holdings, Inc.:

Town Sports International Holdings, Inc. is a diversified holding company that owns subsidiaries engaged in a number of business and investment activities. The Company's largest operating subsidiaries have been involved in the fitness industry since 1973 and have grown to become one of the largest owners and operators of fitness clubs in the Northeast. TSI's corporate structure provides flexibility to make investments across a broad spectrum of industries in order to create long-term value for shareholders. Additional information can be found at www.townsportsinternational.com.

About Flywheel Sports, Inc.:

Flywheel Sports, Inc., a leading boutique fitness brand, provides results-driven classes at 29 studios. Established in 2010 in New York's Flatiron District, Flywheel offers a high-intensity indoor cycling experience in a welcoming and energetic atmosphere. A proprietary technology in metric-based training removes guesswork from every move, enables riders to set personal goals and track progress over time, in studio and at home. Each class features a unique leaderboard that adds a fun, competitive element to every ride. The off-bike precision training workouts, designed to strengthen and sculpt the entire body, are offered at 20 studios nationwide. A private, equity-backed company, Flywheel employs more than 800 fitness professionals.

Additional information can be found at www.flywheelsports.com.

Source: Town Sports International Holdings Inc.

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